Exhibit 99.2
Our business may be adversely affected by the ongoing coronavirus pandemic.
The outbreak of the novel coronavirus has evolved into a global pandemic. The coronavirus has already directly and indirectly impacted our business and operating results thus far but the full extent of its impact will depend on future developments that are uncertain and cannot be accurately predicted, including new information that may emerge concerning the coronavirus and the actions to contain the coronavirus or treat its impact, among others. As the coronavirus continues to spread, our business operations could be disrupted or delayed. The pandemic has already resulted in, and may continue to result in, work stoppages, slowdowns and delays, travel restrictions, event cancelation, and other factors that cause an increase in costs or order cancellations, reductions or delays. For example, our manufacturing supply chain has been and may continue to be adversely affected. In addition, quarantines or other travel limitations (whether voluntary or required) may impede our employees’ ability to efficiently conduct research and development activities, which may slow innovation, lead to higher costs or both. Further, if the spread of the coronavirus pandemic continues and our operations are adversely impacted, we risk a delay, default, violation and/or non-compliance under existing agreements.
The spread of the coronavirus, which has caused a broad impact globally, including restrictions on travel and quarantine policies put into place by businesses and governments, may have a material economic effect on our business. For example, the pandemic and related measures taken to limit the spread of disease may adversely affect consumer purchasing behavior. Further, retail store closures, whether temporary or permanent, may adversely affect sales of our products. While the potential economic impact and the duration of the pandemic may be difficult to assess or predict, it has already caused, and is likely to result in further, significant disruption of global financial markets. In addition, a recession, depression or other sustained adverse market event resulting from the spread of the coronavirus could materially and adversely affect our business and the value of our common stock. The ultimate impact of the current pandemic, or any other health epidemic, is highly uncertain and subject to change. We do not yet know the full extent of potential delays or impacts on our business, our industry or the global economy as a whole. However, given that the potential of these effects of current pandemic on our operations could be material, we will continue to monitor the situation closely.